GSME Acquisition Parnters I
762 West Beijing Road
Shanghai, Peoples Republic of China
200041

Ladies and Gentlemen:

Reference is hereby made to the Underwriting Agreement, dated as of November 19, 2009 by and between GSME Acquisition Partners I, a Cayman Islands company ("GSME"), and Cohen & Company Securities LLC, as representative of each of the undersigned (the "Underwriting Agreement"). Defined terms shall have the meaning ascribed to such terms in the Underwriting Agreement.

The undersigned hereby agree to waive their respective rights to receive any portion of the Deferred Discount pursuant to the Underwriting Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of December 3, 2010.

COHEN & COMPANY SECURITIES, LLC, as representative of the several Underwriters

By:	/s/ Christopher Ricciardi
Name: Christopher Ricciardi
Title:

RODMAN & RENSHAW, LLC, co-manager

By:	/s/ John Borer
Name:	John Borer
Title:	Sr. Managing Director

I-BANKERS SECURITIES INC., co-manager

By:	/s/ Mike McCrory
Name:	Mike McCrory